UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 23, 2009 (January 20, 2009)

Date of Report (Date of earliest event reported)

PANACOS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24241	11-3238476
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices, including zip code)

(617) 926-1551

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On January 20, 2009, Panacos Pharmaceuticals, Inc. (“Panacos” or the “Company”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Myriad Pharmaceuticals, Inc. (“Myriad”) providing for, and consummated, the sale to Myriad of certain assets and rights owned by the Company related to bevirimat.

Among the assets and rights that Myriad acquired pursuant to the Asset Purchase Agreement (“Acquired Assets”) are the Company’s ownership interest in bevirimat-related patents (subject to a limited license back described below), bevirimat product inventory, rights to the bevirimat investigational new drug application with the United States Food and Drug Administration, other regulatory filings, correspondence, information, data, results and materials related to bevirimat, and rights under various bevirimat-related contracts that have been assigned to Myriad (“Assigned Contracts”). Myriad assumed all liabilities of Panacos under the Assigned Contracts that become due after the closing and all liabilities occurring out of Myriad’s post-closing activities related to the Acquired Assets. All liabilities and obligations not expressly assumed by Myriad remain with Panacos. The Asset Purchase Agreement contains customary representations and warranties, covenants and indemnities made by the parties as set forth therein.

The purchase price for the Acquired Assets is $7,000,000, of which approximately $2,167,000 was paid at closing directly to the Company’s vendors to discharge certain outstanding invoices previously issued under Assigned Contracts, and of which a net amount (after giving effect to prepayments) of approximately $753,000 will be paid by Myriad directly to vendors for work performed under Assigned Contracts through, but not invoiced as of, the closing.

In connection with the Asset Purchase Agreement, Panacos has entered into a Patent License Agreement with Myriad that provides Myriad with an exclusive, world-wide, royalty-free license under method of action patents retained by Panacos to make, use and sell bevirimat for all indications. That same agreement provides Panacos with a non-exclusive, world-wide, royalty-free license (i) under the bevirimat patents sold to Myriad to manufacture, make and have made, and use bevirimat solely as an intermediate in the synthesis of maturation inhibitors other than bevirimat, and (ii) under the one bevirimat patent (and its foreign equivalents) that includes claims related to compounds other than bevirimat, to develop, manufacture, make and have made, offer to sell, sell, import, distribute, promote and use all maturation inhibitors other than bevirimat.

Also in connection with the Asset Purchase Agreement, the License Agreement dated February 28, 2003 between the Company, the University of North Carolina at Chapel Hill (“UNC”) and Niigata University of Pharmacy and Applied Life Sciences (“Niigata”) has been split into two separate agreements. Under the new UNC/Niigata/Panacos License Agreement, dated January 20, 2009, UNC and Niigata have granted to Panacos an exclusive, world-wide license to certain non-bevirimat patents, patent applications and other technology owned or controlled by UNC and Niigata on nearly identical commercial terms as exist in the original License Agreement. Under the second of the two UNC agreements, UNC granted to Myriad an exclusive, world-wide license to the bevirimat patents and patent applications as to which Panacos has assigned its 50% joint ownership interest to Myriad, and certain related technology owned or controlled by UNC.

The foregoing description is qualified in its entirety by reference to the copy of the Asset Purchase Agreement attached hereto as Exhibit 10.1, the Patent License Agreement attached hereto as Exhibit 10.2 and the UNC/Niigata/Panacos License Agreement attached hereto as Exhibit 10.3. The information contained in such exhibits is incorporated herein by reference. The Company’s press release is attached hereto as Exhibit 99.1

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in the fifth paragraph of Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The closing of the disposition of assets and rights occurred concurrently with the signing of the Asset Purchase Agreement. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Asset Purchase Agreement dated as of January 20, 2009, between Panacos Pharmaceuticals, Inc. and Myriad Pharmaceuticals, Inc.

Exhibit 10.2	Patent License Agreement dated as of January 20, 2009, between Panacos Pharmaceuticals, Inc. and Myriad Pharmaceuticals, Inc.

Exhibit 10.3	UNC/Niigata/Panacos License Agreement dated as of January 20, 2009, by and among Panacos Pharmaceuticals, Inc., the University of North Carolina at Chapel Hill and Niigata University of Pharmacy and Applied Life Sciences.

Exhibit 99.1	Press Release issued by Panacos Pharmaceuticals, Inc. on January 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2009	PANACOS PHARMACEUTICALS, INC.

	By	/s/ Alan W. Dunton
Alan W. Dunton, M.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Asset Purchase Agreement dated as of January 20, 2009, between Panacos Pharmaceuticals, Inc. and Myriad Pharmaceuticals, Inc.

10.2	Patent License Agreement dated as of January 20, 2009, between Panacos Pharmaceuticals, Inc. and Myriad Pharmaceuticals, Inc.

10.3	UNC/Niigata/Panacos License Agreement dated as of January 20, 2009, between Panacos Pharmaceuticals, Inc., the University of North Carolina at Chapel Hill and Niigata University of Pharmacy and Applied Life Sciences.

99.1	Press Release issued by Panacos Pharmaceuticals, Inc. on January 20, 2009.